AMENDMENT TO PERFORMANCE STOCK UNIT AWARD AGREEMENTS
Dear [Name]:
This Amendment to Performance Stock Unit Award Agreements (the “Amendment”) is made and entered into effective as of June 14, 2022 (the “Amendment Effective Date”) by and between ChannelAdvisor Corporation (“ChannelAdvisor”) and [Name] (“You”). This Amendment amends the Performance Stock Unit Agreement between You and ChannelAdvisor dated March 1, 2021 and the Performance Stock Unit Agreement between You and ChannelAdvisor dated March 1, 2022 (each a “PSU Award Agreement” and together, the “PSU Award Agreements”) effective as of the Amendment Effective Date. Except as expressly provided in this Amendment, the PSU Award Agreements, each as amended by this Amendment, remain in full force and effect. All capitalized terms not defined in this Amendment have the meanings given to such terms in the applicable PSU Award Agreement.
I.Section 2(c) of each PSU Award Agreement is hereby replaced in its entirety with the following:
(c)(1) To the extent that any written employment or severance arrangement entered into between you and the Company provides for vesting acceleration of a stock-based award upon one of the events described in Sections 2(c)(i)–(iii) below, or (2) in the event of a Change in Control in which the successor company or an affiliate thereof does not assume, substitute or otherwise replace this Award (a “Non-Assumption,” and together with a vesting acceleration event described in 2(c)(1), a “Vesting Acceleration Event”), then this Award shall vest on an accelerated basis as follows:
(i)in the event your Continuous Service is terminated in connection with a Change in Control or another Vesting Acceleration Event that is conditioned on a Change in Control (including, for the avoidance of any uncertainty, a Non-Assumption) occurs prior to the end of the Performance Period, then such acceleration of vesting will be with respect to the greater of (1) the Target PSUs or (2) the actual number of PSUs determined eligible to vest as of the date of the Vesting Acceleration Event (to the extent the Performance Goal attainment level is determinable at such time), with any adjustments and modifications to the components comprising the Performance Goals and/or to the determination of the attainment of actual performance deemed appropriate by the Committee, in its sole discretion, in light of the truncated Performance Period;
(ii)if your Continuous Service is terminated in connection with a Change in Control or another Vesting Acceleration Event that is conditioned on a Change in Control (including, for the avoidance of any uncertainty, a Non-Assumption) occurs at or after the end of the Performance Period, then such acceleration of vesting will be with respect to the actual number of PSUs determined eligible to vest; or
(iii)if your Continuous Service is terminated (not in connection with a Change in Control) or if the relevant employment or severance agreement provides for vesting acceleration of a stock-based award in circumstances not described in Section 2(c)(i)–(ii), then such acceleration of vesting will be with respect to the Target PSUs if the applicable Vesting Acceleration Event occurs prior to the end of the Performance Period, and with respect to the actual number of PSUs determined eligible to vest if the applicable Vesting Acceleration Event occurs at or after the end of the Performance Period.

For purposes of Section 6 of this Award Agreement, “Vesting Acceleration Date” means the date of the Vesting Acceleration Event. This Award shall be considered assumed, substituted for, or replaced if following the Change in Control the Award confers the right to receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash or other securities or property) received in the transaction constituting a Change in Control by holders of shares of Common Stock for each share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the vesting of the shares of Common Stock for each share subject thereto will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the transaction constituting a Change in Control.
II.Section 6(b) of each PSU Award Agreement is hereby replaced in its entirety with the following:
(b)Subject to the satisfaction of the withholding obligations for any Tax-Related Items (as defined in Section 10 of this Award Agreement), in the event one or more PSUs vests, the Company will issue to you, on or as soon as practicable after the applicable Vesting Date or Vesting Acceleration Date (but in any event (i) within the earlier of 60 days of a Vesting Date or December 31 of the calendar year in which the Vesting Date occurs and (ii) no later than the 15th day of the third calendar month of the year following the year containing the Vesting Acceleration Date), and in either (i) or (ii), except as otherwise provided herein, one share of Common Stock for each PSU that is eligible to vest as set forth in the Grant Notice and Section 2(a) of this Award Agreement and such issuance date is referred to as the “Original Issuance Date.” If the Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day.

Sincerely,

CHANNELADVISOR CORPORATION

/s/ David J. Spitz
David J. Spitz
Chief Executive Officer

Accepted and signed by:

[Name]